Exhibit 99.1

   ConocoPhillips Reports First Quarter Net Income of $1.4 Billion

    HOUSTON--(BUSINESS WIRE)--April 30, 2003--ConocoPhillips
(NYSE:COP)

                         Earnings at a glance

                                             First Quarter
----------------------------------------------------------------------
                                         2003             2002
----------------------------------------------------------------------
Income (loss) from continuing
 operations                            $1,270 million  $ (98) million
Income (loss) from discontinued
 operations                            $   22             (4)
Cumulative effect of change in
 accounting principle                  $  145              -
Net income (loss)                      $1,437           (102)
----------------------------------------------------------------------
Diluted income per share
     Income (loss) from continuing
      operations                       $ 1.86          (0.26)
     Net income (loss)                 $ 2.10          (0.27)
----------------------------------------------------------------------
Revenues                               $ 27.1 billion  $ 8.5 billion
----------------------------------------------------------------------

    ConocoPhillips (NYSE:COP) today reported first quarter net income of $1,437 million, or $2.10 per share, compared with a net loss of $102 million, or 27 cents per share, for the same quarter in 2002. Total revenues were $27.1 billion, versus $8.5 billion a year ago.
    Income from continuing operations for the first quarter was $1,270 million, or $1.86 per share, compared with a loss of $98 million, or $0.26 per share, for the same period a year ago.
    "We are very pleased with our first quarter performance," said Jim Mulva, president and chief executive officer. "Operationally, we performed well, with upstream production of 1.6 million barrels-of-oil-equivalent (BOE) per day, and downstream, we ran at 92 percent of capacity.
    "This is the first quarter in which we can measure our progress against the operating plan we presented in November. Our solid operating performance allowed us to secure the benefits of higher oil and gas prices and higher worldwide refining margins. These factors contributed to our debt reduction of $1.5 billion. Also contributing to our strong performance were business improvements resulting from progress made on implementing the synergy initiatives we incorporated into our 2003 operating plans."
    The ConocoPhillips merger was consummated on Aug. 30, 2002, and used purchase accounting to recognize the fair value of the Conoco assets and liabilities. While the results of the first quarter reflect operations of the combined company, the first quarter of 2002 reflects only Phillips' results, restated for discontinued operations resulting from dispositions required by the Federal Trade Commission (FTC) and the planned disposition of certain marketing assets. As of early in the second quarter of 2003, definitive sales agreements for all asset dispositions required by the FTC have been executed. Pending FTC approval, all agreements are expected to be closed by the end of the third quarter.
    The results of ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    E&P income from continuing operations in the first quarter was $1,137 million, up from $808 million in the fourth quarter of 2002 and from $142 million in the first quarter of 2002. Improvement from the fourth quarter primarily came from higher realized crude oil and natural gas prices. Improved results from the first quarter of 2002 were due to higher realized crude oil and natural gas prices, as well as increased production resulting from the addition of the Conoco assets. Additionally, improvements from prior periods reflect progress made on the implementation of synergy initiatives.
    ConocoPhillips' daily production for the quarter was similar to that of the fourth quarter of 2002, averaging 1.62 million BOE per day, including Canadian Syncrude. Decreased production in Venezuela was offset by higher output from Alaska, China and Indonesia.
    ConocoPhillips' first quarter 2003 average worldwide crude oil sales price was $30.72 per barrel, up from $25.31 in the fourth quarter of 2002. The company's U.S. Lower 48 and worldwide natural gas prices averaged $5.47 and $4.49 per thousand cubic feet, respectively, compared with $3.43 and $3.27 in the fourth quarter of 2002. The company's realized prices for oil and gas in the United States did not increase as much as the market indicators due to quality and location differentials, as well as the effect of pricing lags.

    Midstream

    Midstream income from continuing operations was $31 million, up from $20 million in the fourth quarter of 2002 and $12 million in the first quarter of 2002. The improvement from the fourth quarter was due primarily to higher natural gas liquids prices. The increase over the first quarter of 2002 was primarily due to the addition of Conoco's midstream operations and higher equity earnings from Duke Energy Field Services, LLC resulting from higher natural gas liquids prices.

    Refining and Marketing (R&M)

    R&M income from continuing operations was $371 million, up from $105 million in the previous quarter and a loss of $87 million in the first quarter of 2002.
    Improvements in refining over the fourth quarter of 2002 were primarily driven by higher worldwide refining margins and a full quarter of operations at the Humber refinery in the United Kingdom. These improvements were partially offset by higher energy costs and increased turnaround expenses in the first quarter. U.S. marketing operations incurred a loss of $9 million during the first quarter of 2003, compared with a loss of $38 million in the fourth quarter of 2002. These losses include marketing impairments and lease loss accruals of $25 million in the first quarter and $88 million in the fourth quarter.
    The improved results from the first quarter of 2002 were attributable to the addition of the Conoco assets and higher refining and marketing margins, as well as business improvements, which included benefits of progress made on implementing synergy initiatives.
    The refinery crude oil capacity utilization rate for the total company averaged 92 percent, compared with 89 percent in the previous quarter. The loss of Venezuelan crude supply was effectively managed and had a relatively minor impact on crude runs and net income during the first quarter.
    The impact of turnarounds at the Ferndale, Wash., Wood River, Ill., and Sweeny, Texas, refineries was offset by a full quarter of operations at the Humber refinery in the United Kingdom. After-tax turnaround costs incurred during the first quarter reduced earnings by approximately $40 million, versus $17 million in the fourth quarter of 2002.

    Chemicals

    The Chemicals segment, which reflects the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported a loss from continuing operations of $23 million. This is compared with losses of $13 million in the fourth quarter of 2002 and $11 million in the first quarter of 2002. Contributing to the declines were increased fuel and feedstock costs.

    Emerging Businesses

    The Emerging Businesses segment had a loss from continuing operations of $34 million in the first quarter of 2003, compared with losses of $40 million in the fourth quarter of 2002 and $5 million in the first quarter of 2002. The improvement from the fourth quarter was primarily attributable to a reduction in certain carbon fibers expenses as a result of the company's announced plan to shut down this operation due to market, operating and technological uncertainties. The increased costs from the first quarter of 2002 resulted from the addition of the Conoco assets.

    Corporate and Other

    First quarter Corporate expenses were $212 million, after tax, from continuing operations, compared with $322 million in the previous quarter and $149 million in the first quarter of 2002. Contributing to the decrease from the fourth quarter were lower restructuring charges and insurance demutualization benefits. The increase from the first quarter of 2002 is attributable to the inclusion of the Conoco assets, merger-related expenses and losses on the early redemption of debt, partially offset by the insurance demutualization benefits.
    Total debt at the end of the first quarter was $18.2 billion, down $1.5 billion from the end of the previous quarter. This improvement resulted from higher cash flows due to strong earnings, working capital reductions and lower capital spending. At the end of March, the company's debt-to-capital ratio was 36 percent, down from 39 percent at the end of the fourth quarter of 2002.
    The company's effective tax rate of 50.5 percent was lower than expected due to a higher proportion of income from lower tax-rate jurisdictions in March.

    Discontinued Operations

    First quarter 2003 earnings from discontinued operations were $22 million, compared with a loss of $986 million in the fourth quarter of 2002. The improvement was related to fourth quarter impairment charges of approximately $1 billion associated with the company's planned sale of a substantial portion of its marketing operations. First quarter earnings were negatively impacted by $25 million associated with lease loss accruals on the company's downstream marketing operations.

    Cumulative Effect of Change in Accounting Principle

    Income from continuing operations in the first quarter of 2003 does not include a positive impact of $145 million related to the cumulative effect of a change in accounting principle associated with the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

    Outlook

    Mr. Mulva concluded:
    "We remain focused on integrating our businesses and on capturing synergies by optimizing our assets and applying disciplined spending to accomplish our stated target.
    "Upstream, we are continuing construction of the upgrader associated with the Hamaca heavy crude oil project in Venezuela, with start-up expected in the second half of 2004, and we are moving forward with development of Phase I of the Bayu-Undan project in the Timor Sea and are negotiating production sharing contracts in anticipation of receiving the final approvals needed to advance Phase
II. Additionally, we expect to drill approximately 50 exploration and appraisal wells this year.
    "In our downstream business, we are moving forward with our plan to dispose of a substantial portion of our retail marketing assets. In addition, we have signed a memorandum of understanding to acquire certain refining assets in Hartford, Ill. These assets will be incorporated into the operations of our nearby Wood River refinery."
    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 56,600 employees and $80 billion of assets as of March 31, 2003. For more information, go to www.conocophillips.com.
    ConocoPhillips' quarterly conference call is scheduled for noon
Central today.
    To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "First Quarter Earnings" link.
    For financial and operational tables, go to www.conocophillips.com/news/nr/earnings/highlights/1q03earnings.html.
    For detailed supplemental information, go to www.conocophillips.com/news/nr/earnings/detail/1q03summary.xls

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as "we are continuing construction of the upgrader associated with the Hamaca heavy crude oil project in Venezuela, with start-up expected in the second half of 2004"; "we are moving forward with development of Phase I of the Bayu-Undan project in the Timor Sea"; "(we) are negotiating production sharing contracts in anticipation of receiving the final approvals needed to advance Phase II (of the Bayu-Undan project in the Timor Sea)"; "we expect to drill approximately 50 exploration and appraisal wells this year"; "we are moving forward with our plan to dispose of a substantial portion of our retail marketing assets"; and "we have signed a memorandum of understanding to acquire certain refining assets in Hartford, Ill.," involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips, Houston
             Kristi DesJarlais (media), 281/293-4595
             or
             Clayton Reasor (investors), 212/207-1996